EXHIBIT 11
TSI Incorporated
Computation of Per Share Earnings

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
                                    Three Months                 Nine Months
                                  Ended December 31,           Ended December 31
                                  1995          1994          1995          1994
                              ____________  ____________  ____________  ____________
Primary
Average shares outstanding      5,420,422     5,155,343     5,295,338     5,132,520

Net effect of dilutive stock
options, based on the
treasury stock method
using average market price        233,522       137,618       204,319       156,521
                              ____________  ____________  ____________  ____________
Total                           5,653,944     5,292,961     5,499,657     5,289,041

Net Earnings                   $1,874,967    $1,290,089    $3,369,913    $3,168,281
Primary per share amounts            $.33          $.24          $.61          $.60

Fully Diluted

Average shares                  5,420,422     5,155,343     5,295,338     5,132,520

Net effect of dilutive stock
options, based on the
treasury stock method
using the period-end market
price, if higher than the
average market price              269,259       147,733       288,145       156,521
                              ____________  ____________  ____________  ____________
Total                           5,689,681     5,303,076     5,583,483     5,289,041

Net Earnings                   $1,874,967    $1,290,089    $3,369,913    $3,168,281

Fully diluted per share
amounts                              $.33          $.24          $.60          $.60

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